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                                                                     Exhibit 3.7

                               Amendment No. 1 to
                 BC-GFS LLC Limited Liability Company Agreement dated as of December 12, 2002 (the "Agreement")

     The undersigned, constituting all of the parties to the Agreement, hereby amend Section 8.9 INDEMNIFICATION OF MANAGERS AND VENTURERS as follows:

     1. Delete the second, third, fifth, sixth and seventh paragraphs thereof, leaving only the first paragraph that defines "Operator Parties" and the fourth paragraph that defines "Investor Indemnified Parties";

     2. Add the following two paragraphs after the paragraph defining "Investor Indemnified Parties":

          The Venture shall indemnify and hold harmless each Operator Party and each Investor Indemnified Party (the "Indemnitee") against any or all losses or liabilities reasonably incurred by the Indemnitee in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Venture in such capacity, provided, that the Indemnitee has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Venture. The Venture shall not indemnify or hold harmless the Indemnitee if: (i) in the case that the Indemnitee is not an Independent Director of Boston Capital Real Estate Investment Trust, Inc. (the "Company"), the loss or liability was the result of negligence or misconduct by the Indemnitee, or (ii) in the case that the Indemnitee is such an Independent Director, the loss or liability was the result of gross negligence or willful misconduct by the Indemnitee. Any indemnification of expenses or agreement to hold harmless shall be approved by a majority of the Independent Directors and may be paid only out of the Net Assets of the Venture, and no portion may be recoverable from the Company.

          The Venture shall not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (a) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee, (b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (c) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

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     This amendment shall become effective upon the order of the Securities and
Exchange Commission declaring effective the registration statement for the initial public offering of common stock of Boston Capital Real Estate Investment Trust, Inc.

     Executed as of January ___, 2005.


INVESTORS:                        BCMR SPECIAL, INC.,
                                  a Massachusetts corporation


                                  By:
                                      -------------------------------
                                  Name:
                                  Title:


                                  BCMR SEATTLE, A Limited Partnership,
                                  a Massachusetts limited partnership

                                  By: BCMR, Inc., a Massachusetts corporation,
                                      its general partner


                                      By:
                                          -------------------------------
                                      Name:
                                      Title:


OPERATOR:                         GFS EQUITY MANAGEMENT LLC


                                  By:
                                      -------------------------------
                                      John A. Goodman
                                      Manager

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